Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SYNTHEMED, INC.", CHANGING ITS NAME FROM "SYNTHEMED, INC." TO "PATHFINDER CELL THERAPY, INC.", FILED IN THIS OFFICE ON THE FIRST DAY OF SEPTEMBER, A.D. 2011, AT 5:56 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE SECOND DAY OF SEPTEMBER, A.D. 2011, AT 5 O'CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

2237596 8100

110974839

AUTHENTICATION: 9006866

DATE: 09-02-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:56 PM 09/01/2011
FILED 05:56 PM 09/01/2011
SRV 110974839 - 2237596 FILE

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

SYNTHEMED, INC.

SyntheMed, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies:

1. The name of the Corporation is "SyntheMed, Inc." The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 1, 1990. The name under which the Corporation was originally formed is "Biomedical Polymers International, Ltd."

2. This Certificate of Amendment of the Restated Certificate of Incorporation was duly approved by the Corporation's Board of Directors and stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3. Article FIRST of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety:

"The name of the Corporation is: Pathfinder Cell Therapy, Inc."

3. The first paragraph of Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

> "FOURTH: I. The aggregate number of shares which the Corporation shall have authority to issue is One Billion and Five Million (1,005,000,000) shares, consisting of (i) One Billion (1,000,000,000) shares of Common Stock, par value $.001 per share ("Common Stock"), and (ii) Five Million (5,000,000) shares of Preferred Stock, par value $.01 per share ("Preferred Stock")."

4. This Certificate of Amendment shall become effective on Friday, September 2, 2011 at 5:00 p.m. (local Delaware time).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be executed this 1st day of September, 2011.

SYNTHEMED, INC.

By: s/Richard L. Franklin
Richard L. Franklin,
Executive Chairman